WCI Steel, Inc.
                             1040 Pine Avenue SE
                            Warren, OH 44483-6528

                                                          As of August 1, 1998

Mr. David A. Howard
109 Aspen Place
Cortland, OH 44410

Re: Net Worth Appreciation Participation Agreement

Dear Mr. Howard:

In connection with your employment by WCI Steel, Inc. ("Company"), you are hereby granted a Net Worth Appreciation Participation Agreement
("Agreement"), under which you and the Company agree as follows:

1) On August 1, 2001 provided that you continue to be continuously employed by the Company from the date hereof through that date, you shall receive a credit of three fifths of one percent (3/5%), and on each of August 1, 2002 and August 1, 2003, you shall receive an additional credit of one fifth of one percent (1/5%), provided that you are continuously employed by the Company to such date, for a maximum credit, if you remain employed by the Company continuously through August 1, 2003 of one percent (1%) ("Maximum Credit"). You shall not receive credit for any partial year of employment, unless your employment terminates due to death or total disability, in which case you shall be deemed to be vested in that percentage earned through the next succeeding August 1st. (up to said Maximum Credit of one percent).

2) Cumulative Net Income Participation Benefit - There is hereby established for your benefit an unfunded, unsecured, deferred compensation account (the "Account") to which there shall be credited an amount equal to the product of
a) the total percentage credited to you under paragraph 1 (a maximum of one percent) multiplied by b) the Cumulative Net Income (as defined). The Cumulative Net Income is the amount, if any, of the cumulative consolidated net income of the Company available to its Common Stock, from August 1, 1998 through the Measurement Date (as defined). In connection with this Agreement, you agree to provide 30 days prior written notice of your intention to voluntarily terminate your employment or retire. In the event you voluntarily leave the Company's employ, the Measurement Date for purposes of measuring compensation under this Agreement shall be the end of the Company's fiscal quarter in which the 30-day notice period ends. In the event your employment is terminated involuntarily by the Company, the Measurement Date of the termination of your employment shall be the end of the fiscal quarter immediately preceding the termination of your employment. In computing Cumulative Net Income, no deduction, net of tax benefit, shall be taken for benefits payable under this Agreement or similar Net Worth Appreciation Participation Agreements. There shall be deducted from Cumulative Net Income for each period any amount paid as dividends on the Common Stock of the Company during such period. If there is no positive Cumulative Net Income, no deferred compensation shall be due you under this Agreement. The determination of the independent public accountants for the Company as to the Cumulative Net Income, made in accordance with generally accepted accounting principles, consistently applied, shall be conclusive.
If your employment shall be terminated for Cause (as defined) at any time, you shall not receive any future payment under this Agreement. For purposes of this provision, termination shall be deemed to be for "Cause" only if the grounds therefor are one or more of the following: (a) material conduct contrary to the best interests of WCI, (b) continuing refusal or inability to perform the duties of your position (other than for reasons of disability), or (c) illegal conduct having a material impact on WCI.

3) Dividend Participation - If while you are employed by the Company, the Company shall pay any cash dividend on its Common Stock, or pay management fees to The Renco Group, Inc. ("Renco"), or other affiliates of Renco in excess of one million, two hundred thousand dollars per year, then the Company shall make a cash payment to you equal to the amount of the cash dividend and excess management fees multiplied by your Maximum Credit.

4) Payment of Deferred Compensation Balances - Payment to you of deferred compensation balances earned under this Agreement shall be made in forty (40) equal quarterly installments, without interest, commencing three (3) months after the Trigger Date (as defined) and at three (3) month intervals thereafter. The Trigger Date shall be the earlier of your sixty second birthday, or the completion of twenty continuous years of employment with the Company. If you remain employed by the Company after the commencement of payments under the Agreement, and continue to have earnings or losses under the Agreement, the amount of the quarterly payment due you shall be recomputed on an annual basis in the first fiscal quarter of each fiscal year to reflect the balance of your Account at the end of the previous fiscal year divided by 40 (i.e., a rolling ten year payment schedule). In the event of your permanent disability, rendering you unable to engage in your customary employment, payments measured and paid as described above, if has not already commenced, will commence. The period during which the payments will be made is herein called the "Payment Period". In the event of your death, your estate or beneficiaries shall receive a payment, within 90 days of your death, equal to the present value of the balance of your Account as determined under Section 2 above computed using a) 40 equal quarterly installments if payments to you have not begun or the remaining Payment Period if payments have previously started and b) the discount rate used for computing the present value of annuitized benefits under the provision of the Internal Revenue Code of 1986 and the regulation thereunder as the same may be amended from time to time.

5) Sale of Company's Stock or Assets - If, while you shall be employed by the Company, Renco sells an interest in the Company or if the Company sells substantially all of its assets, to a person who is not an affiliate of Ira Leon Rennert, then, upon closing of such sale, your Maximum Credit shall be deemed to be vested, and you shall be entitled to receive a payment equal to your Maximum Credit (1%) of the Net Proceeds (as defined) of the sale available for the Company's Common Stock, in kind, on the same terms and conditions as the Company or its shareholders is being paid. Net proceeds, for purposes hereof, shall mean the amount of the proceeds of the sale after deducting all expenses of the sale, all applicable taxes owed by the Company, all liabilities retained by the seller and all amounts to which holders of preferred stock are entitled. Upon the sale of all or substantially all of the Company's Assets or Common Stock, and except for such payment, neither you nor this Company shall have any further rights or liabilities hereunder.

6) Condition Precedent - During the Payment Period, you shall comply with the following provisions as a condition precedent to your right to receive payments:

(a) For purposes hereof, all confidential information about the business and affairs of the Company (including, without limitation, business plans, product design and specifications, financial, engineering, and marketing information and information about costs, manufacturing methods, names of suppliers and customers) constitute "Company Confidential Information". You further acknowledge that for some period, you have been a senior officer or manager of the Company. You further acknowledge that you have in the past had, and will continue to have, access to and knowledge of Company Confidential Information, and that improper use or revelation of same by you during or after the termination of your employment by the Company could cause serious injury to the business of the Company. Accordingly, you agree that you will forever keep secret and inviolate all Company Confidential Information which shall have come or shall hereafter come into your possession, and that you will not use the same for your own private benefit or indirectly for the benefit of others, and that you will not disclose such Company Confidential Information to any other person.

(b) You agree that, as long as you are entitled to any part of the payment, you will not, directly or indirectly, whether as employee, consultant, proprietor, partner, controlling shareholder or other capacity engage in the production, marketing, sale or financing activities of any entity involved in the production or sale of flat rolled steel products that competes with the Company. Should you engage in any activity proscribed by the preceding sentence then the Company's obligation to you to make the payment (or any unpaid part thereof) shall automatically and permanently cease, and you shall be deemed to have irrevocably released your right to same.

7) Notice - Any notices to be sent pursuant hereto shall be sent by hand, certified or registered mail or overnight service to you, at the address indicated below and to the Company, c/o The Renco Group, Inc., 30 Rockefeller Plaza, New York, New York, 10112, to the attention of Ira Leon Rennert, or to any other address which any of us may designate by notice in writing.

8) General - Your rights under this Agreement may not be assigned, transferred, pledged or hypothecated without the prior approval of the Company, except that, upon your death, your interest in the Account will vest in your estate or heirs and that during your lifetime, you may assign interest to a revocable or irrevocable trust for the primary benefit of your spouse or any lineal descendant of your or your spouse's grandparents. This Amendment sets forth the entire understanding of you and the Company concerning this subject matter, supersedes all other terms contained in the Agreement, which other terms are hereby agreed to be void and of no effect. Any further additions, deletions or modifications of the Agreement shall only be made in writing signed by you and the Company.

Please confirm that the foregoing correctly sets forth our full agreement with respect to your Net Worth Appreciation Participation Agreement by signing and returning the enclosed copy of this letter.

                                         Very truly yours,

                                         /s/ Ira Leon Rennert
                                         --------------------
                                         Ira Leon Rennert
                                         Chairman of the Board


Confirmed and Agreed to:



/s/ David A. Howard
-------------------
David A. Howard
109 Aspen Place
Cortland, OH 44410